Exhibit 10.1

WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134

June 28, 2005

Personal and Confidential

Dear Michael:

This letter agreement (the “Agreement”), effective as of the date set forth above (the “Effective Date”), sets forth all of the terms and conditions regarding your resignation and separation from employment with WJ Communications, Inc. (the “Company”), subject to your non-revocation of this Agreement.  Reference is made to the amended and restated letter agreement between you and the Company dated November 11, 2004 (the “Employment Agreement”).  The term “Company” shall mean WJ Communications, Inc. and any other affiliated entities.

1.                                       Your separation of employment is effective as of the close of business on June 27, 2005 (the “Separation Date”), pursuant to your executed Resignation Letter, annexed hereto as Exhibit 1.  You agree not to stand for reelection to the Board of Directors of the Company either at its 2005 Annual Meeting, or thereafter, and if you are reelected to the Board of Directors, you agree to decline to serve in such position.  You hereby confirm that, as of the date hereof, you have returned to the Company all property, files, and other Company material in your possession (including any computers, pagers, Blackberry, cellular phones, etc.), and all copies of computerized databases and related materials, including any and all materials currently in your possession or control.

2.                                       The parties acknowledge that, subject to the terms and conditions set forth herein, you shall be entitled to the following:

a.                                       In addition to any unpaid but accrued base salary through the Separation Date and payment for accrued, unused vacation time (which the parties agree shall total twenty (20) days) (which amounts shall be paid as of the Effective Date), no later than thirty (30) days following the Separation Date (and conditioned on your execution and non-revocation of this Agreement), you will be eligible to receive:  (i) one hundred fifty percent (150%) of your annual base salary (in the aggregate amount of $525,000); (ii) a one-time payment of $7,500 in full satisfaction of any amounts otherwise due to you in connection with Section 2(c) of the Employment

Agreement; and (iii) 328,500 shares of Company stock pursuant to a customary form of Restricted Stock Agreement issued under the Company’s 2000 Stock Incentive Plan (the “Plan”) which shares shall be fully vested and non-forfeitable as of the date of grant.  The certificates representing such shares of stock shall be delivered to you without restrictive legends (to the extent permitted by applicable law).

b.                                      You shall be entitled to the following benefits:  (i) continued group health insurance benefits under the Company’s benefit plans for one year following the Separation Date (or such lesser period if you become eligible to participate under another employer’s plan) and, following the termination of such coverage, the opportunity to elect applicable COBRA continuation coverage at your expense; (ii) executive outplacement and job assistance services for the six-month period following the Separation Date, at a level to be determined by the Company; and (iii) reimbursement for cellular phone service in an amount not to exceed $200 per month for the six-month period following the Separation Date (it being understood that you shall be allowed to continue to use your current cellular telephone number through such period and that you shall be responsible for any monthly payment obligations in excess of $200).

The parties acknowledge that, as of the Separation Date, 1.5 million of the options granted to you pursuant to the Executive Time Vesting Stock Option Agreement dated March 4, 2002 are fully vested and the time period during which these vested options can be exercised following the Separation Date shall be eighteen (18) months.  All unvested options awarded to you by the Company shall expire and be forfeited as of the Separation Date.

Besides the foregoing, you have no other entitlement to payment, compensation, grant of equity, grant of restricted stock units, or any other benefits from the Company upon your resignation as of the Separation Date.  You also hereby agree to relinquish, and consent to the cancellation by the Company of, the grant of options to acquire 1.4 million shares of the Company’s stock made to you in March 2004, which grant shall be cancelled and terminated as of the Effective Date.  You understand that the payments, stock and benefits you receive pursuant to this Agreement are subject to (i) your execution of this Agreement and (ii) your compliance with your obligations hereunder.

3.                                       You acknowledge that as of the Separation Date, except as expressly provided in this Agreement and as set forth in Section 2, you will not be entitled to any other payments, distributions, bonuses, severance, benefits or perquisites from the Company or any of its respective affiliates including but not limited to, salary, bonus, and group health benefits (other than COBRA rights to continue group medical coverage at your expense and any conversion rights to which you may be entitled under law with respect to continuing long-term disability insurance coverage at your expense); provided, nothing contained herein shall be deemed a waiver by you of any vested benefits under any employee retirement or welfare benefit plan maintained by the Company.  Any conversion rights you may have with respect to group life and/or disability insurance plans and policies shall remain subject to the terms and conditions of such plans and policies.

4.                                       You shall be allowed to purchase the laptop computer issued to you by the Company at its current “book value” which the parties agree shall be $200, provided you first deliver such laptop to the Company so that any and all Company materials and information, including any “Confidential Information” (as defined in Section 6 of the Employment Agreement), can be removed from such computer’s files and hard drive.

5.                                       You represent and warrant to the Company that as of the Effective Date:  (a) you have not disclosed to any third parties (other than legal counsel and your spouse) any “Confidential Information” of the Company or its affiliates, as prohibited under Section 6 of the Employment Agreement; and (b) you are in full compliance with the terms and conditions of the Employment Agreement, including the provisions regarding “Confidential Information” set forth in Section 6 thereof.

6.                                       a.                                       In consideration of the payments provided for herein, and the Company release set forth in Section 7 below, you on behalf of yourself, your heirs, beneficiaries and assigns, voluntarily, knowingly and willingly release and forever discharge the Company, Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and their respective subsidiaries, affiliates, divisions, parents, members, shareholders and related entities (including all entities that are partners or members in any such related entities) and each of their past and present directors, members, managers, officers, employees, attorneys, agents, divisions, owners, shareholders and successors (all collectively referred to hereinafter for purposes of this Section 6 and Sections 8 and 9 herein as “WJ Communications”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as “Claims”), known or unknown, that you or anyone acting on your behalf ever had, now have or may hereafter claim to have against WJ Communications as of the Effective Date with respect to any matter whatsoever, including, without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, incidental or related to, your association with WJ Communications (and the separation of such association) or any claim to compensation or benefits resulting from your association with WJ

Communications, including any claim to post-separation base salary or compensation for the 2005 year under the Employment Agreement, and including any Claims, under local, state, or federal law based on:

(i)                                     claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability (including, without limitation, any claims arising under the Federal Age Discrimination in Employment Act (ADEA), and the California Fair Employment and Housing Act, each as amended);

(ii)                                  infliction of any tort (including wrongful discharge);

(iii)                               breach of contract, whether actual or implied, written or oral;

(iv)                              any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, ERISA); and

(v)                                 any claims to additional compensation (including, without limitation, any claims arising under the California Labor Code and any Wage Order promulgated by the California Industrial Welfare Commission).

b.                                      You further represent that you have not, at any time up to and including the date on which you sign this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature that occurred on or before the Effective Date of this Agreement and you waive to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by Section 6(a).

c.                                       Notwithstanding the foregoing, nothing in this paragraph shall prevent you from filing a charge with any federal, state or local administrative agency, but you hereby agree not to participate in, and waive your rights with respect to, any monetary or other financial relief arising from any such administrative proceeding (to the full extent permitted by law) unless required to so participate by force of law.

d.                                      You agree that in the event that you (or your heirs or assigns) have committed a breach of any material provision of this Agreement:  (i) WJ Communications will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Agreement; and (ii) WJ Communications’ remaining obligations under this Agreement shall immediately terminate.  You further agree that this

Agreement may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Agreement which is or may be instituted, prosecuted or maintained by you, your heirs and assigns.  Notwithstanding the foregoing, you understand and confirm that you are entering into this Agreement (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the covenant not to sue shall not affect your right to claim otherwise with respect to your rights under the ADEA.  In addition, you understand and confirm that provision (ii) of the first sentence of this paragraph shall not apply to any action challenging the validity of a waiver or release in this Agreement of a claim under the ADEA.

7.                                       In consideration of the obligations set forth herein, the Company and its respective subsidiaries, affiliates, divisions, parents, members, shareholders and related entities (including all entities that are partners or members in any such related entities) and each of their past and present directors, members, managers, officers, employees, servants, divisions, owners, shareholders and successors voluntarily, knowingly and willingly release and forever discharge you, your heirs, beneficiaries and assigns, from any and all known Claims (as defined above) that the Company ever had, now has or may hereafter claim to have against you as of the Effective Date with respect to any matter whatsoever, including, without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, your association with the Company (and the separation of such association) or any claim of breach of any obligation under the Employment Agreement, statute or common law.

8.                                       You intend to release WJ Communications as broadly as permitted under applicable law and do so under Section 1542 of the California Civil Code as follows:

You acknowledge that you have been advised by legal counsel and/or are familiar with the provision of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTORS.

Being aware of said Code section, you hereby expressly waive and relinquish any rights or benefits you may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.

9.                                       At no time on or after the Effective Date will you make any statement, publicly or privately, which would disparage WJ Communications or their businesses; provided, however, that nothing contained in any provision of this Agreement shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or in good faith in order to enforce the terms and conditions of this Agreement.

10.                                 At no time on or after the Effective Date will the Company’s “Control Group” make any statement, publicly or privately, which would disparage you; provided, however, that nothing contained in any provision of this Agreement shall preclude the WJ Communication’s “Control Group” from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or in good faith in order to enforce the terms and conditions of this Agreement or for other business purposes.  For purposes of this paragraph, the term “Control Group” shall mean any member of the Board of the Company and the Company’s CEO, CFO and executives of the senior vice president level.  The Company press release announcing your separation of employment shall include a statement substantially similar to the following:

Mr. Farese resigned in order to pursue other opportunities.  In a statement, W. Dexter Paine, III, the Company’s Chairman said, “We are grateful for all of Mike’s hard work and commitment to WJ Communications.  We thank him for his contributions and wish him well in the future.”

11.                                 You will continue to be subject to the obligations set forth in Sections 6 and 7 of the Employment Agreement, including the provisions regarding confidentiality and non-solicitation contained therein.

12.                                 The parties to this Agreement agree to keep the existence and terms of this Agreement completely confidential; provided that you may disclose it under confidential conditions to members of your immediate family, legal counsel, or accountant, who in turn shall agree to keep such existence and terms confidential; and provided further, that nothing contained in any provision of this Agreement shall preclude either you or the Company from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or in good faith in order to enforce the terms and conditions of this Agreement.

13.                                 In the event a dispute or controversy arises in connection with this Agreement, such dispute or controversy shall be submitted for binding arbitration in accordance with Section 18 of the Employment Agreement.  Notwithstanding anything herein to the contrary, (a) the parties shall be entitled to seek full injunctive and equitable relief in any court of competent jurisdiction as a result of any alleged violation of the terms of this Agreement and (b) any claim for arbitration hereunder must be initiated within one hundred eighty (180) days after the party seeking arbitration has knowledge (or should have knowledge) of the act or occurrence giving rise to such claim.

14.                                 The terms described in this Agreement (and the terms of any other agreements referenced herein) constitute the entire agreement between you and the Company and may not be altered or modified other than in a writing signed by you and the Company.  No promise, inducement or agreement not expressed herein has been made to you in connection with this Agreement.  The Employment Agreement is terminated in all respects other than the provisions set forth in Sections 6, 7, 9, 11 and 18 which shall survive such termination.  Accordingly, except where expressly provided otherwise herein, this Agreement supersedes all prior arrangements, communications, commitments or obligations between yourself and the Company (including, without limitation, the Employment Agreement and the arbitration provision of such agreement shall be terminated, without any further effect).  Notwithstanding anything to the contrary contained elsewhere herein, in the event of any conflict between this Agreement and the terms of any other agreements or any related documentation, between you and the Company, this Agreement will control.

15.                                 This Agreement shall not become effective, and no payments shall be due you hereunder, until such time as it has been signed by you and delivered to the Company and the Revocation Period has expired without any revocation by you of this Agreement.

16.                                 Notwithstanding anything herein to the contrary, there shall be deducted or withheld from all amounts payable to you hereunder such minimum amounts as are required by law to be withheld for federal, state, city or other taxes and any other amounts authorized for deduction by or required by law.  The minimum withholding obligations that arise with respect to shares of Company stock under Section 2 may be settled with stock that is part of the grant that gives rise to such minimum withholding obligations, in accordance with such procedures established under the Plan.

17.                                 You acknowledge that you:  (a) have carefully read the Agreement in its entirety; (b) have had an opportunity of up to twenty-one (21) days to consider it and to consult with independent legal counsel about it (if you wished to do so), but may execute it at any time during that time period; (c) fully understand the terms and conditions of this Agreement; and (d) are signing this Agreement knowingly and voluntarily.

18.                                 You hereby waive all notice of time, place and purpose of a special meeting of the Company’s Board of Directors, held on or about 7:30 a.m. (P.S.T.) on June 28,

2005, by telephonic conference, and consent to the conduct at such meeting of all business of any nature whatsoever that lawfully came before the meeting.

19.                                 You acknowledge that you were advised that you could take up to twenty-one (21) days from the date this Agreement was given to you to review this Agreement and decide whether you would enter into this Agreement.  To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily, and have knowingly waived such twenty-one (21) day review period.

20.                                 You may revoke this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”), by delivery of a notarized written notice of revocation (the “Revocation Notice”) prior to 5:00 p.m. on the last day comprising the Revocation Period to Fox Paine & Company, LLC, 950 Tower Lane, Suite 1150, Foster City, CA 94404, Attn: Samuel Hines.  This Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner; provided that the foregoing shall not apply to your separation of association from the Company, which shall be effective as of the Separation Date.

21.                                 This Agreement shall be construed and enforced pursuant to the laws of the State of California (applicable to contracts to be performed wholly within such state).  You hereby consent to personal jurisdiction in any state or federal court located in Santa Clara, County in the State of California for the purpose of any legal proceeding relating to or arising under this Agreement.

22.                                 In the event that any one or more of the provisions of this Agreement shall be deemed illegal or unenforceable for any reason, such provision or other portion thereof shall be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

Please acknowledge your agreement and acceptance of the terms and conditions provided for herein effective as of the date set forth above by signing and dating below.

Very truly yours,

WJ COMMUNICATIONS, INC.

By:	/s/ W. DEXTER PAINE III
Name:	W. Dexter Paine, III
Title:	Chairman

Agreed to and accepted:

/s/ MICHAEL R. FARESE
Michael R. Farese

Date executed: June 28, 2005

Exhibit 1

June 28, 2005

W. Dexter Paine, III, Chairman
WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134

Re: Resignation Letter

Dear Dexter:

This letter serves to inform you that effective as of June 27, 2005, I hereby resign from my employment with WJ Communications, Inc. (the “Company”) and from the Board of Directors of the Company.

Accordingly, I no longer hold the position of President, Chief Executive Officer, Director, and/or any other position that in any way affiliates me with the Company and/or the Company’s affiliates.  I also agree not to stand for reelection to the Board of Directors of the Company either at its 2005 Annual Meeting, or thereafter, and if I am reelected to the Board of Directors, I agree to decline to serve in such position.

Further, all rights and obligations attendant to my resignation are set forth in the attached letter agreement, dated June 27, 2005, and in the relevant provisions of my Employment Agreement, dated November 11, 2004, which constitute the full, final, and complete understanding with respect to the terms and conditions of my separation from employment.

Sincerely,

Michael R. Farese